Contact:	Julie McDowell	Exhibit 99.1
Vice President
Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	July 6, 2004

Teleflex Completes Acquisition of Hudson Respiratory Care, Inc.

Limerick, PA — Teleflex Incorporated (NYSE:TFX) announces the completion of the acquisition of Hudson Respiratory Care, Inc. (Hudson) a leading provider of disposable medical products for respiratory care and anesthesia. With the completion of the acquisition, Hudson becomes part of Teleflex Medical’s Medical Products business which designs, manufactures and distributes disposable products for the clinical specialties of anesthesia, respiratory care and urology.

Teleflex’s agreement to acquire Hudson from entities controlled by Freeman Spogli & Co. and management was previously announced on May 17, 2004.

About Teleflex Medical

Teleflex Medical, a division of Teleflex Incorporated, is a leading global supplier of disposable medical products, surgical instruments and medical devices. Teleflex Medical markets health care supplies under the Hudson and Rüsch brand names and surgical instruments and medical devices under the Beere, CVevolutions, Deknatel, KMedic, Pilling, and Weck brands. The company also offers on-site operating room services for integrated health networks and custom instrument design and manufacture for OEMs. Headquartered in Bannockburn, Illinois, Teleflex Medical employs more than 7,000 people around the world.

About Teleflex

Teleflex Incorporated (NYSE:TFX) is a diversified industrial company with annual revenues of over $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, marine, industrial, aerospace and medical markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. For more information, see www.teleflex.com.

Forward-looking information

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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